UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 11, 2024

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-24435	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia	22182
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Class A common stock, par value $0.001 per share	MSTR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

Bitcoin Holdings Update

On November 11, 2024, MicroStrategy Incorporated (the “Company”) announced that, during the period between October 31, 2024 and November 10, 2024, the Company acquired approximately 27,200 bitcoins for approximately $2.03 billion in cash, at an average price of approximately $74,463 per bitcoin, inclusive of fees and expenses. The bitcoin purchases were made using proceeds from the issuance and sale of Shares (defined below) under the Sales Agreements (defined below).

As of November 10, 2024, the Company, together with its subsidiaries, held an aggregate of approximately 279,420 bitcoins, which were acquired at an aggregate purchase price of approximately $11.9 billion and an average purchase price of approximately $42,692 per bitcoin, inclusive of fees and expenses.

ATM Update

As previously disclosed, on August 1, 2024, the Company entered into a Sales Agreement (the “August Sales Agreement”) with TD Securities (USA) LLC, The Benchmark Company, LLC, BTIG, LLC, Canaccord Genuity LLC, Maxim Group LLC and SG Americas Securities, LLC, as sales agents (the “August Sales Agents”), pursuant to which the Company may issue and sell shares of its class A common stock, par value $0.001 per share (“Shares”), having an aggregate offering price of up to $2.0 billion from time to time through the Sales Agents.

Additionally, on October 30, 2024, the Company entered into a Sales Agreement (the “October Sales Agreement” and, together with the August Sales Agreement, the “Sales Agreements”) with TD Securities (USA) LLC, Barclays Capital Inc., The Benchmark Company, LLC, BTIG, LLC, Canaccord Genuity LLC, Cantor Fitzgerald & Co., Maxim Group LLC, Mizuho Securities USA LLC, and SG Americas Securities, LLC, as agents (the “October Sales Agents”), pursuant to which the Company may issue and sell Shares having an aggregate offering price of up to $21 billion from time to time through the October Sales Agents.

On November 11, 2024, the Company announced that, as of November 10, 2024, the Company had sold an aggregate of 7,854,647 Shares under the Sales Agreements for aggregate net proceeds to the Company (less sales commissions) of approximately $2.03 billion. As a result of these sales, the August Sales Agreement has been substantially depleted and further at-the-market sales of Shares will be made under the October Sales Agreement.

Controlled Company Status

Due to the volume of sales of Shares under the Sales Agreements, the Company expects that, on or shortly after November 12, 2024, Michael J. Saylor, the Executive Chairman and Chairman of the Board of Directors (the “Board”) of the Company, together with his affiliates, will no longer hold more than 50% of the aggregate voting power for the election of directors of the Company. As of the date of this occurrence, the Company will no longer qualify for the “controlled company” exemption under the Nasdaq listing requirements (the “Triggering Event”).

The Company currently avails itself of certain corporate governance exemptions available to “controlled companies.” After ceasing to be a “controlled company”, a Nasdaq listed company is required, in accordance with permitted phase-in periods, to have a majority of independent directors on its board of directors, a compensation committee consisting solely of independent directors and a director nominations process whereby directors are selected by a nominations committee consisting solely of one or more independent directors or by a vote of the board of directors in which only independent directors participate.

The Board currently consists of a majority of independent directors and the Compensation Committee currently consists solely of independent directors.

Effective immediately upon the Triggering Event, the Board will establish a Nominating Committee of the Board (the “Nominating Committee”), which will be comprised of Carl J. Rickertsen, an independent director, as the sole member of the Nominating Committee, and adopt a Nominating Committee charter.

Item 7.01	Regulation FD Disclosure.

On November 11, 2024, the Company issued a press release announcing updates with respect to the Company’s bitcoin holdings, activity under its at-the-market equity offering programs, and “BTC Yield,” a key performance indicator. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. The information disclosed pursuant to this Item 7.01 in this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated November 11, 2024, regarding updates with respect to the Company’s BTC and ATM activity and BTC Yield KPI.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2024	MicroStrategy Incorporated (Registrant)

	By:	/s/ W. Ming Shao
	Name:	W. Ming Shao
	Title:	Senior Executive Vice President & General Counsel